EXHIBIT 5.1

January 6, 2016

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 4951033

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (“Teva” or the “Company”), in connection with: (i) the issuance and sale by the Company of 5,400,000 Ordinary shares, nominal (par) value NIS 0.10 per share, of Teva (the “Ordinary Shares”), in the form of American Depository Shares (“ADSs”); and (ii) the issuance and sale by the Company of 337,500 Mandatory Convertible Preferred Shares, nominal (par) value NIS 0.10 per share, of Teva, which are convertible into ADSs (the “Preferred Shares” and, together with the Ordinary Shares underlying the ADSs, including the ADSs issuable upon conversion of the Preferred Shares, the “Securities”).

TULCHINSKY STERN MARCIANO COHEN LEVITSKI & CO.

For purposes of the opinions hereinafter expressed, we have reviewed: (i) the Registration Statement on Form F-3, File No. 333-208238 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 30, 2015, (ii) the prospectus dated November 30, 2015 included in the Registration Statement (the “Base Prospectus”), as supplemented by two respective preliminary prospectus supplements dated November 30, 2015 and two respective prospectus supplements filed in final form with the Commission on December 3, 2015 pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus Supplements”); (iii) the two Underwriting Agreements dated December 2, 2015 among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters listed therein, relating to the issue and sale by the Company of the Securities (each an “Underwriting Agreement” and jointly, the “Underwriting Agreements”); (iv) the memorandum of association and the articles of association of the Company; (v) copies of the resolutions of the board of directors of the Company or committees thereof; and (vi) such other corporate records, as well as such other materials, as we have deemed necessary as a basis for the opinions expressed herein.

Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon the documents referred to hereinabove, certificates of, and other communications with, officers and employees of Teva and upon certificates of public officials.

In making our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. We have assumed the same to have been properly given and to be accurate, and we have assumed the truth of all facts communicated to us by the Company.

In connection with our opinions expressed below, we have assumed that, at the time of delivery of any such Securities, (i) all personal interests that are required to be disclosed under applicable law in connection with any approval or consent required in connection with the sale and issuance of the Securities were fully disclosed; (ii) the offer and sale of the Preferred Shares will not be made in Israel; (iii) the offer and sale of the Ordinary Shares were not, are not and will not be made in Israel, other than to investors that qualify as one of the types of investors listed in the First Addendum to the Israel Securities Law, 5728-1968; (iv) the offer and sale of the Securities were not, are not and will not be made to (w) any person or entity with a view to resale or other distribution of the Securities in Israel; or (x) to any person or entity that as a result of such sale shall be, by itself or jointly with others, the holder of 25% or more of the issued and outstanding share capital of the Company assuming the exercise, exchange or conversion into ordinary shares of the Company of all exercisable, exchangeable or

TULCHINSKY STERN MARCIANO COHEN LEVITSKI & CO.

convertible securities held by or to be issued to such person or entity or (y) to any officer or director of the Company or any family member of any officer or director of the Company; and (v) the issuance and sale of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.	The Ordinary Shares underlying the ADSs (including the Ordinary Shares underlying the ADSs issuable upon conversion of the Preferred Shares) have been duly and validly authorized, and upon issuance against receipt by the Company of full consideration therefor in accordance with the applicable Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Preferred Shares have been duly and validly authorized, and upon issuance against receipt by the Company of full consideration therefor in accordance with the applicable Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.	The Amended and Restated Deposit Agreement, dated as of November 5, 2012, among Teva, JPMorgan Chase Bank N.A., as depositary, and the Owners and Holders (each as defined therein) from time to time of ADSs issued thereunder (the “Deposit Agreement”) has been duly authorized, executed and delivered by Teva.

4.	Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion, but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement, designated therein by the parties thereto, if properly brought to the attention of the court, tribunal or other competent authority in accordance with the laws of the State of Israel, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law and provided further that the choice of law is bona fide and is not made for the purpose of evading the laws of another jurisdiction.

The opinions set forth herein are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and secured parties; (ii) the effect of general principles of equity, whether applied in a proceeding in equity or at law, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies; (iii) the exercise of judicial or administrative discretion; (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to

TULCHINSKY STERN MARCIANO COHEN LEVITSKI & CO.

public policy; (v) the effect of statutes of limitations; and (vi) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

The opinions expressed herein are limited to matters governed by the laws of the State of Israel, and we express no opinion with respect to the laws of any other country, state or jurisdiction or with respect to any matter governed by such laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus Supplements. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices

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